Exhibit 4.24

Capital Increase Subscription and Shareholders’
Agreement

Of

Hangzhou Jialin Information Technology Co., Ltd.

October 31, 2021

Contents

Article 1 Definitions		8
Article 2 Investment Matters		11
Article 3 Delivery of the Price and Execution of This Agreement		16
3.1	Delivery of the price and execution of this Agreement	16
3.2	Prerequisites for delivery	17
3.3	Settlement date	19
Article 4 Corporate Governance		19
4.1	Shareholders’ Meeting	19
4.2	Board of Directors	20
4.3	Supervisors	23
Article 5 Representations and Warranties of the Company and Founding Shareholders		23
Except as indicated in the Disclosure Letter in Annex III or as otherwise disclosed, the Company and the Founding Shareholders give the following representations and warranties.		23
5.1	Authorisation	23
5.2	No conflict	23
5.3	Effective existence of the Company	24
5.4	Share capital structure	24
5.5	Use of investment funds	24
5.6	Financial statements	25
5.7	No change	25
5.8	Assets	27
5.9	Disposal of debts and assets	27
5.10	Taxation	27
5.11	Connected transactions	28
5.12	Contracts	28
5.13	Intellectual property rights	28
5.14	Litigations	28
5.15	Regulatory compliance	29
5.16	Due diligence and non-competition	29
5.17	Employees	30
5.18	Additional employee benefits or compensations	30
5.19	Access to information	31
5.20	Registration of business changes	31
Article 6 Special Rights of Investors’ Shareholders		31
6.1	Anti-dilution provisions	31
6.2	Right to know	33
6.3	Pre-emptive subscription rights	33
6.4	Restrictions on transfer of shares	35
6.5	Right of first refusal	36
6.6	Right of co-sale	37

6.7	Right of sale	37
6.8	Preferential distribution rights in the liquidation of the Company	38
6.9	Best offer terms	41
6.10	Share repurchase	41
6.11	Representations and warranties from the investors in this round	44
Article 7 Liability and Compensation for Breach of Contract		44
7.1	Breach of contract	44
7.2	Liability for breach of contract	44
Article 8 Miscellaneous		46
8.1	Notification	46
8.2	Confidentiality	47
8.3	Commitment for the use of funds	48
8.4	Further actions	48
8.5	Commitments of the Company and Founding Shareholders	48
Article 9 Termination of Agreement		50
9.1	Termination	50
9.2	Continuation of some provisions	51
Article 10 Application of Laws and Dispute Resolution		51
10.1	Application of the laws	51
10.2	Dispute resolution	51
Article 11 General Provisions		51
11.1	Effectiveness of this Agreement	51
11.2	Fees, expenses and taxes	52
11.3	Announcements and disclosures	52
11.4	Force majeure	52
11.5	Entire agreement	53
11.6	Amendments	53
11.7	Severability	53
11.8	Related parties	53
11.9	Waiver	53
11.10	Assignment and succession	54
11.11	Original copy	54

THIS AGREEMENT is made and entered into this [ ] day of [ ], 2022 (hereinafter referred to as the “Signing Date”), in Hangzhou, Zhejiang Province, by and between the following parties.

1. Target Company

Party A: Hangzhou Jialin Information Technology Co., Ltd. (hereinafter referred to as the “Target Company” or the “Company”)

Registered office: Room 1315, Building 2, Yuzhicheng Estate, Nanyuan Street, Yuhang District, Hangzhou, Zhejiang Province

Legal representative: Xiong Bin

2. Investors in This Round

Party B-1: Zhejiang Free Trade Zone Plum Lide Venture Capital Partnership (Limited Partnership) (hereinafter referred to as “Plum Lide”)

Registered office: Room 1001-0081, Block A, Donggang Fortune Centre, No. 211 Qilin Street, Donggang Street, Putuo District, Zhoushan, China (Zhejiang) Pilot Free Trade Zone

Managing partner’s appointed representative: Fu Juan

Party B-2: Jiaxing Yuanke Yihao Equity Investment Partnership (Limited Partnership) (hereinafter referred to as “Yuanke Yihao”)

Registered office: Room 104-88, Building 3, Fund Town, No. 1856 Nanjiang Road, Nanhu District, Jiaxing, Zhejiang Province

Managing partner’s appointed representative: Zhao Lei

Party B- 3 Beijing Duoke Information Technology Co. Ltd. (hereinafter referred to as “Duoke Information”, and together with Plum Lide and Yuanke Yihao are collectively referred to as “Investors in This Round”)

Registered office: Suit 3003, 3/F, No. 39 West Street, Haidian District, Beijing

Legal representative: Feng Dagang

3. Founding Shareholders

Party C: Xiong Bin, ID No.: [* * *]

4. Other Existing Shareholders

Party D-1: Guangzhou Black Hole Investment Co., Ltd. (hereinafter referred to as “Black Hole Investment”)

Registered office: Room 4808A, No. 16, Huaxia Road, Tianhe District, Guangzhou

Legal representative: Ju Wenzhong

Party D-2: Beijing Yunfeng Xingnong Science and Technology Center (Limited Partnership) (hereinafter referred to as “Yunfeng Technology” or “Employee Stock Ownership Platform”)

Registered office: Building 13, No. 145 Chaoyang North Road, Chaoyang District, Beijing (No. 2498, Liulitun Incubator)

Managing Partner: Xiong Bin

Party D-3: Ningbo Plum Mingshi Investment Partnership (Limited Partnership) (hereinafter referred to as “Plum Investment”)

Registered address: Room 518, Office Building No. 6, Business Center, Meishan Avenue, Beilun District, Ningbo, Zhejiang Province

Managing partner’s appointed representative: Wu Shichun

Party D-4: Ningbo Meishan Bonded Port Area Plum Yangshi Investment Partnership (Limited Partnership) (hereinafter referred to as “Plum Yangshi”)

Registered address: Room 447, Office Building No. 7, Business Center, Meishan Avenue, Beilun District, Ningbo, Zhejiang Province

Managing partner’s appointed representative: Wu Shichun

Party D-5: Chongqing Skysaga Boyuan Equity Investment Fund Partnership (Limited Partnership) (hereinafter referred to as “Chongqing Skysaga”)

Registered office: Unit 2, 21/F, No.1 Huasheng Road, Yuzhong District, Chongqing

Managing partner’s appointed representative: Yang Ge

Party D-6: Hangzhou Boson Equity Investment Partnership (Limited Partnership) (hereinafter referred to as “Hangzhou Boson”)

Registered office: Room 1159, Building A, Hangzhou Creative Design Centre, No. 102 West Genshan Road, Jianggan District, Hangzhou

Managing partner’s appointed representative: Zhou Zijing

Party D-7: Tianjin Ether Formula Enterprise Management Partnership (Limited Partnership) (hereinafter referred to as “Ether Formula”)

Registered office: A-18, 9/F, Block A, Jintang Building, at the junction of Qingsheng Road and Jihua Road, Rongluo Bay, Tianjin Pilot Free Trade Zone (Central Business District)

Managing Partner: Zhou Zijing

Party D-8: Nantong Maode Equity Investment Center (Limited Partnership) (hereinafter referred to as “Nantong Maode”)

Registered office: Room 1001, Building G, No. 99 Jinggangshan Road, Rudong Economic Development Zone

Managing partner’s appointed representative: Wang Haifeng

Party D-9: Qingdao Leton Industry Fusion Fund Investment Center (Limited Partnership) (hereinafter referred to as “Qingdao Leton”)

Registered office: No.128 Zhenhua Street, Jimo District, Qingdao, Shandong Province

Managing partner’s appointed representative: Zou Chenyang

Party D-10: Ningbo Free Trade Zone Yuke Investment Partnership (Limited Partnership) (hereinafter referred to as “Ningbo Yuke”)

Registered office: Room 3509-1, Building 2, No. 406, Jingang Road, Xinqi, Beilun District, Ningbo, Zhejiang Province

Managing partner’s appointed representative: Wang Yu

Party D-11: Hangzhou New Potential Energy Equity Investment Partnership (Limited Partnership) (hereinafter referred to as “Hangzhou New Potential Energy”)

Registered office: 209-4-030, Block 6, No. 999 Jingxing Road, Cangqian Street, Yuhang District, Hangzhou, Zhejiang Province

Managing partner’s appointed representative: Han Ye

(Any of the foregoing parties individually shall be referred to as the “Party” and collectively as the “Parties”, Party C and Party D collectively as the “Existing Shareholders”, and the investors in this round and the original investors’ shareholders collectively as the “Investors’ Shareholders”.)

(1)	The investors in this round intend to increase their capital to the Company, of which Plum Lide and Yuanke Yihao intend to increase their capital to the Company by way of cash, and Duoke Information intends to increase its capital to the Company by way of equity contribution. The Company, the Existing Shareholders intend to accept such capital increase in accordance with the terms and conditions of this Agreement.
(2)	The parties intend to further agree on the rights and obligations between the shareholders after the completion of this round of investment.

Accordingly, the parties hereto, on the basis of the principle of equality and mutual benefit and in accordance with the Company Law of the People’s Republic of China, the Civil Code of the People’s Republic of China and other relevant laws and regulations of the People’s Republic of China, have reached the following agreement for mutual compliance after friendly consultation.

Article 1 Definitions

Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the following meanings.

For the purposes of this Agreement only, “China” is limited to Mainland China and excludes Hong Kong, Macau SAR and Taiwan.

“Laws” means the laws, regulations, administrative or departmental rules, directives, notices, orders or interpretations of the PRC. For the purpose of this Agreement, laws, regulations and jurisprudence of the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan are not included.

“Founding Shareholder” means Xiong Bin.

“Original Investors’ Shareholders” means Ningbo Meishan Bonded Port Area Plum Yangshi Investment Partnership (Limited Partnership), Ningbo Plum Mingshi Investment Partnership (Limited Partnership), Guangzhou Black Hole Investment Co., Ltd., Chongqing Skysaga Boyuan Equity Investment Fund Partnership (Limited Partnership), Hangzhou Boson Equity Investment Partnership (Limited Partnership) Ltd., Tianjin Ether Formula Enterprise Management Partnership (Limited Partnership), Nantong Maode Equity Investment Center (Limited Partnership), Qingdao Leton Industry Fusion Fund Investment Center (Limited Partnership), Ningbo Free Trade Zone Yuke Investment Partnership (Limited Partnership) and Hangzhou New Potential Energy Equity Investment Partnership (Limited Partnership).

“Angel Investors’ Shareholder” means a shareholder who holds a corresponding number of equity in the Angel Round, as set out in Annex II.

“Pre-A Investors’ Shareholders” means shareholders who hold a corresponding number of Pre-A equity, as set out in Annex II.

“Series A Investors’ Shareholders” means the shareholders of holding the corresponding number of Series A equity as shown in Annex II.

“Series A+ Investors’ Shareholders” means shareholders holding a corresponding number of Series A+ equity as set out in Annex II.

“Series B Investors’ Shareholder” means a shareholder holding a corresponding number of Series B equity, as set out in Annex II.

“Investors’ Shareholders” means the relevant parties referred to in the preamble, including the Angel Investors’ Shareholders, Pre-A Investors’ Shareholders, Series A Investors’ Shareholders, Series A+ Investors’ Shareholders and Series B Investors’ Shareholders.

“Capital Increase Cost” refers to the full price of the capital increase by the Investors’ Shareholders, i.e. the cumulative amount of capital increase invested by the investors in the Company, including the actual amount previously paid by way of capital increase and debt-to-equity conversion to Hangzhou Yuelin, etc., and also including the value corresponding to the equity invested by Duoke Information in the Company (subject to the value agreed in this Agreement), as shown in Annex II.

“Employee Stock Ownership Platform” refers to Beijing Yunfeng Xingnong Science and Technology Center (Limited Partnership).

“Existing Shareholders” refers to the Founding Shareholders, the Employee Stock Ownership Platform and the original investors’ shareholders.

“Investors in This Round” means Plum Lide, Yuanke Yihao and Duoke Information.

“Related Party”, in respect of a particular subject, means any other subject which controls,

is controlled by, or is under common control with the particular subject, either directly or indirectly through one or more intermediaries; and in respect of any natural person, means such subject’s spouse, children and their spouses, parents, parents-in-law, siblings and their spouses, spouses’ siblings and their spouses.

“Transaction” means this Capital Increase.

“Transaction Agreement” means this Agreement, the Articles of Association signed on the signing date hereof between the parties hereto and other relevant parties, and all other agreements relating to the Transaction and all amendments to the foregoing documents.

“Control” (including “controlled by” and “under common control with”), in respect of relationship between two (2) or more entities, means the right of one subject who is directly or indirectly or acts as a trustee, personal representative or executor to give instructions or to oblige others to give instructions on the affairs or management of the other subject, whether by virtue of ownership of voting equity or securities, or by virtue of the capacity of trustee, personal representative or executor, or in accordance with a contract, credit arrangement or otherwise.

“RMB” or “Renminbi” means Renminbi Yuan, the lawful currency of the PRC.

“Business” means the Company’s principal existing business, namely the provision of fresh produce supply chain solutions, and the business in which it is engaged or proposed to be engaged in the future.

“Significant Contracts” means contracts that have a significant impact on the Company’s business operations, including but not limited to business contracts, loan contracts and financing contracts, etc.

“Business Day” means any day other than Saturday, Sunday and other days on which the Bank is required or authorised by laws to be closed in China.

“Government Department” means any governmental, regulatory or administrative department, agency or commission of the PRC.

“Government Order” means any order, decision or prohibition made by or in conjunction with any Government Department.

“Material Adverse Effect” means any circumstance, change or effect involving the Company and/or the Business which: (a) has a material adverse effect on the Business or on the assets, liabilities or financial position of the Company; or (b) has a material adverse effect on the qualification or ability of the Company to carry on its business.

“Subject” means any natural person, partnership, joint-stock company, limited liability company, association, other consortium legal person, association’s legal person, unincorporated organisation, government department or other entity.

“Majority Investor” means the Investors’ Shareholders who jointly hold two-thirds or more of the relative shareholdings after the Transaction.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undetermined, including those arising under any law, claim or governmental order and those arising under any contract, agreement, promise or undertaking. For the purposes of this definition, “claim” means any claim, request, demand and related communication, notice of violation, action, suit, complaint, appeal, arbitration, interrogatory, proceeding or investigation, settlement decision or settlement agreement by or against any subject.

Article 2 Investment Matters

2.1	The Transaction is constituted of two parts, shown as follows:

It is accepted by the parties that, in respect of the Transaction in which the RMB500,000 loan already provided by Yuanke Yihao to the Company is converted into investment funds, the pre-investment valuation of the Company as a whole (including but not limited to all types of assets, liquidity, brand goodwill and personnel etc. of the Company) prior to this Transaction is RMB255.45 million (i.e. the post-investment valuation of the Company’s last round of financing), and Yuanke Yihao subscribes for the additional RMB19,335 of the registered capital of the Company, which is equivalent to 0.167% of the equity of the Company after the Transaction; the parties agree that the loan of RMB500,000 already provided by Yuanke Yihao to the Company will be directly converted into the investment funds payable by Yuanke Yihao under this clause upon the commencement of this Agreement and that Yuanke Yihao is not required to make a separate payment to the Company in connection with the conversion of the loan into transaction of investment funds.

In respect of the Transaction other than the above-mentioned loan-to-investment transaction, the overall post-investment valuation of the Company is RMB550 million and the investors in this round have invested a total of RMB80 million in the Company to subscribe for an additional registered capital of RMB1,684,754 of the Company (the “Additional Registered Capital”), which is equivalent to 14.545% of the equity of the Company after the Transaction (hereinafter referred to as the “Subject Equity”), specifically:

(a)

Plum Lide invested RMB30 million in the Company to subscribe for the additional registered capital of RMB631,783, corresponding to 5.455% equity in the Company upon completion of this capital increase, and RMB631,783 of the investment funds was treated as the additional registered capital under this capital increase, with the remaining portion credited to the capital reserve of the Company.

(b)

Yuanke Yihao invested RMB10 million in the Company to subscribe for the additional registered capital of RMB210,594, corresponding to 1.818% of the equity of the Company upon completion of this capital increase. RMB210,594 of the investment funds was treated as the additional registered capital under this capital increase and the remaining portion was credited to the capital reserve of the Company.

(c)

Duoke Information invested in the Company with its 100% equity (corresponding to the Company’s registered capital of RMB71 million) in Beijing Dianqier Creative Interactive Media Culture Co., Ltd. (hereinafter referred to as “Beijing Dianqier”), and the value of injected equity shall be deemed to be RMB40 million based on the appraisal results of a third-party appraiser commissioned by Duoke Information and Beijing Dianqier. Duoke Information subscribed for the additional registered capital of RMB842,377, which corresponds to 7.273% of the equity of the Company upon completion of this capital increase. Duoke Information will use RMB842,377 of the equity valuating  RMB40 million in Beijing Dianqier as the additional registered capital under the transaction of capital increase, and the remaining portion will be credited to the capital reserve of the Company. In relation to the above equity contribution arrangement, Duoke Information and the Company shall sign the equity transfer agreement together with this Agreement and provide a scanned copy of the valuation report of Beijing Dianqier to the Company in a timely manner upon the issuance of the valuation report.

2.2	Upon completion of the Transaction, the registered capital of the Company will be changed from RMB9,878,592 to RMB11,582,681.
2.3	The effective percentage of the Company’s shareholding prior to the completion of this Transaction is as follows.

Name of shareholders	Amount of capital contribution (RMB 0,000)	Shareholding ratio
Xiong Bin	425.0802	43.030%
Ningbo Plum Mingshi Investment Partnership (Limited Partnership)	72.1501	7.304%
Ningbo Meishan Bonded Port Area Plum Yangshi Investment Partnership (Limited Partnership)	15.5379	1.573%
Guangzhou Black Hole Investment Co., Ltd.	62.7392	6.351%
Beijing Yunfeng Xingnong Science and Technology Center (Limited Partnership)	49.3506	4.996%

Chongqing Skysaga Boyuan Equity Investment Fund Partnership (Limited Partnership)	69.9400	7.080%
Hangzhou Boson Equity Investment Partnership (Limited Partnership)	64.9829	6.578%
Nantong Maode Equity Investment Center (Limited Partnership)	32.2256	3.262%
Tianjin Ether Formula Enterprise Management Partnership (Limited Partnership)	77.6893	7.864%
Qingdao Leton Industry Fusion Fund Investment Center (Limited Partnership)	75.6257	7.656%
Ningbo Free Trade Zone Yuke Investment Partnership (Limited Partnership)	38.6706	3.915%
Hangzhou New Potential Energy Equity Investment Partnership (Limited Partnership)	3.8671	0.391%
Total	987.8592	100%

2.4	Upon completion of this Transaction, the effective percentage of the Company’s shareholding is as follows.

Name of shareholder	Amount of capital contribution (RMB 0,000)	Shareholding ratio
Xiong Bin	425.0802	36.700%
Ningbo Plum Mingshi Investment Partnership (Limited Partnership)	72.1501	6.229%
Ningbo Meishan Bonded Port Area Plum Yangshi Investment Partnership (Limited Partnership)	15.5379	1.341%
Guangzhou Black Hole Investment Co., Ltd.	62.7392	5.417%
Beijing Yunfeng Xingnong Science and Technology Center (Limited Partnership)	49.3506	4.261%

Chongqing Skysaga Boyuan Equity Investment Fund Partnership (Limited Partnership)	69.9400	6.038%
Hangzhou Boson Equity Investment Partnership (Limited Partnership)	64.9829	5.610%
Nantong Maode Equity Investment Center (Limited Partnership)	32.2256	2.782%
Tianjin Ether Formula Enterprise Management Partnership (Limited Partnership)	77.6893	6.707%
Qingdao Leton Industry Fusion Fund Investment Center (Limited Partnership)	75.6257	6.529%
Ningbo Free Trade Zone Yuke Investment Partnership (Limited Partnership)	38.6706	3.339%
Hangzhou New Potential Energy Equity Investment Partnership (Limited Partnership)	3.8671	0.334%
Zhejiang Free Trade Zone Plum Lide Venture Capital Partnership (Limited Partnership)	63.1783	5.455%
Jiaxing Yuanke Yihao Equity Investment Partnership (Limited Partnership)	22.9929	1.985%
Beijing Duoke Information Technology Co., Ltd.	84.2377	7.273%
Total	1,158.2681	100%

2.5

The equity held by Yunfeng Technology are reserved for the purpose of motivating the management team of the Company. The subsequent allocation and exercise plan of the equity held by Yunfeng Technology is subject to the consent of the majority of the investors. If, prior to the Transaction, the Company needs to increase the proportion of equity in the Company held by Yunfeng Technology, the Founding Shareholders agree to do so by way of transferring their equity in the Company to Yunfeng Technology, without diluting the proportion of equity in the Company held by the Investors’ Shareholders. If the Company increases the reserved incentive shareholding in the future (whether or not through Yunfeng Technology), it shall be approved by the Shareholders’ Meeting of the Company, of which the consent of a majority of the Investors’ Shareholders shall be required.

2.6

The investors in this round may transfer their equity in the Target Company acquired through this round to a subject designated by them (which shall not be engaged in the same or similar principal business as the Target Company) and the other existing shareholders of the Company hereby agree and waive all applicable pre-emptive subscription rights or similar rights, if applicable.

Article 3 Delivery of the Price and Execution of This Agreement

3.1	Delivery of the price and execution of this Agreement
(a)

The parties acknowledge that, in the event that the conditions precedent agreed in Article 3.2 of this Agreement are satisfied, the Company shall issue to Party B a payment notice and a document certifying that the conditions precedent in Article 3.2 are satisfied, and the investor in this round shall complete payment of the investment amount within five (5) business days upon receipt of the aforesaid document in the following order.

(i) Plum Lide shall complete payment of the amount invested under Article 2.1 mentioned above, namely RMB30 million, to an account designated in writing by the Company.

(ii) Yuanke Yihao shall complete the payment of the investment funds payable in cash under Article 2.1 mentioned above, namely RMB10 million, to an account designated in writing by the Company, as well as confirm in writing that the loan of RMB500,000 provided by Yuanke Yihao to the Company has been fully converted into the investment funds for the subscription of the additional registered capital of the Company.

(iii) Upon receipt by the Company of the full investment funds from the aforesaid Plum Lide and Yuanke Yihao, the Company shall provide all original investors’

shareholders with proof of the investment funds credited to the account, and upon receipt by the Company of the full investment funds paid by Yuanke Yihao, the Equity Transfer Agreement entered into between the Company and Duoke Information shall automatically become effective, i.e. Duoke Information shall transfer its 100% equity in Beijing Dianqier, valued at RMB40 million, to the Company. The corresponding change registration procedures will be completed within ten business days after the Equity Transfer Agreement becomes effective.

(b)

Each party acknowledges and agrees that, subject to the relevant provisions of Article 3.1(a) mentioned above of this Agreement, the delivery of investors in this round shall be made at its independent will; the decision of any of investors in this round shall not affect the rights and obligations of the other investors in this round under this Agreement, and if any of investors in this round fails to deliver or is in default, the other investors in this round shall not bear any responsibility or obligation for any act of such investor in this round and shall not suffer any damage in this regard. The shareholding structure of the Company after the Transaction shall be adjusted in accordance with the actual investment and the Agreement, the Articles of Association and other transaction documents shall be re-signed.

3.2	Prerequisites for delivery
(a)

Representations and Warranties: Except for the matters otherwise disclosed in the Disclosure Letter  in Annex III, the representations and warranties made by the Company and the Existing Shareholders in this Agreement are true, accurate, complete and not misleading in any respect.

(b)

No specific governmental order: No specific governmental order has been made, issued, implemented or passed by any governmental department that would render the Transaction unlawful or otherwise restrict or prohibit the Transaction.

(c)

No legal proceedings or litigation: There are no legal proceedings or litigation, current or potential, brought by or against any governmental department, against the Company or existing shareholders that would restrict, or have a material adverse effect on, the transaction.

(d)

Transaction Agreements: All Transaction Agreements have been duly executed by the relevant parties and a signed scanned copy of each Transaction Agreement has been delivered to Party B (the original will be delivered by the relevant party within 10 working days from the date of signing this Agreement).

(e)	Equity Transfer Agreement: The Company has entered into the Equity Transfer Agreement with Duoke Information and delivered a scanned signed copy of the Equity Transfer Agreement to Duoke Information.
(f)

Subsidiary documents: Relevant resolutions of the original shareholders of the Company approving this Agreement and the transactions under this Agreement, including their agreement to waive the right to subscribe for the additional registered capital on a preferential basis, written resolutions of the Shareholders’ Meeting and the Board of Directors approving the transaction, and the Articles of Association of the Company adjusted in accordance with this Investment Agreement as confirmed by the Shareholders’ Meeting of the Company.

(g)

Change of registration documents: The Company has signed the change application documents for this capital increase and change of directors of the Company that need to be submitted to the Market Supervision Authority in accordance with the capital increase and change of directors as agreed in this Agreement, and shall provide a scanned copy of the signed version of these documents to the investors in this round respectively.

(h)	Non-compete: The members of core team of the Company (as listed in Annex I) have all signed relevant non-compete agreements with the Company.
(i)

There are no laws, regulations, judgments, rulings, decisions or injunctions of the courts or relevant governmental authorities that restrict, prohibit or cancel the Company’s Transaction, nor are there any pending or potential litigation, arbitration, judgments, rulings, decisions or injunctions that have adversely affected or will adversely affect the Original Shareholders, the investors in this round, the Company or the Transaction.

(j)

The representations and warranties made by the parties under this Agreement are true, complete and accurate and there is no breach of Article 5 of this Agreement by the Company, the Founding Shareholders.

(k)

Since the date of this Agreement (including the date of execution), the Company has not had any event or circumstance that should or could have any material adverse effect on the Company’s legal registration, operating licenses, product registration, intellectual property rights, business operations, assets, liabilities, earnings prospects or other material aspects (including, without limitation, any material complaints, proceedings, material penalties, or any investigation or penalty proceedings by other governmental authorities against the Company or the technology and products provided by the Company), arbitration proceedings, significant penalties, or any investigation or penalty proceedings by other governmental authorities).

3.3	Settlement date

The date of the actual payment of the capital increase or the signing of the Equity Transfer Agreement by the investors in this round in accordance with Article 3.1 of this Agreement, respectively, shall be the Settlement Date (the “Settlement Date”). For any material liabilities, risks or burdens prior to the Settlement Date that have not been disclosed by the Company to the investors in this round, resulting in serious losses to the investors in this round, they shall continue to be borne by the Existing Shareholders after the Settlement Date.

Article 4 Corporate Governance

4.1	Shareholders’ Meeting

From the date of this Agreement, the voting rights of the Company’s Shareholders’ Meeting shall be exercised by the shareholders in proportion to their shareholding after this Transaction. Unless otherwise agreed in this Agreement, the Company shall not take any of the following actions without a duly convened Shareholders’ Meeting of the Company and the consent of a vote of two-thirds or more of all shareholders with voting rights (including the consent of a majority of the investors):

(a)	Increase or reduction of the registered capital of the Company.
(b)	Amendments to the Articles of Association.
(c)

To resolve on matters such as listing, merger, reorganisation, separation, change of corporate form, dissolution and liquidation of the Company and change of control of the Company and the sale or transfer by the Company in any manner of the Company’s material assets and/or significant business.

(d)	Board structure changes.

The consent of the investors’ shareholder(s) to whom the said action relates shall also be required if it involves a change in the rights, privileges or preferences of the investors’ shareholder(s)/director(s), including but not limited to, adversely affecting the preferences by amending or waiving certain provisions of the Articles.

4.2	Board of Directors
(a)

The Target Company shall establish a Board of Directors consisting of 11 directors, of which 6 directors shall be appointed by the Founding Shareholders, 1 director shall be appointed by Black Hole Investment (“Black Hole Director”), 1 director shall be jointly appointed by Ether Formula, Hangzhou Boson and Nantong Maode (“Ether Director”), 1 director appointed by Qingdao Leton (“Leton Director”), 1 director appointed by Ningbo Yuke (“Yuke Director”), 1 director appointed by Yuanke Yihao (“Yuanke Director”, together with the Black Hole Director, the Ether Director, the Leton Director and the Yuke Director are collectively referred to the “Investors’ Directors”). The parties agree that if the combined shareholding of any of the investors and their affiliates falls below 3% during the course of the Company’s subsequent financing, such investor and its affiliates will no longer have the right to appoint directors.

(b)

The Company shall have one Chairman and no Vice Chairman, who shall be elected by the Board of Directors, provided that he or she is a director appointed by the Founding Shareholders. Each shareholder agrees that he or she will vote for the election of directors to the Board of Directors and take all other steps necessary to ensure that the Board of Directors of the Company is constituted as aforesaid. Each shareholder agrees that he or she will not vote for the removal of any director who would otherwise be appointed in accordance with the above composition of the Board unless the shareholder entitled to appoint such director consents in writing to such removal. The Company will take all necessary steps to cause the Board to be constituted as aforesaid.

(c)

The term of office of each director shall be three (3) years. Each shareholder may at any time remove any director appointed by him or her and appoint a successor director for the remainder of the term of the director being replaced. Upon the replacement of a director, the shareholder entitled to appoint a director as provided in this Agreement shall give written notice of such replacement to each of other shareholders and to the Company. Each shareholder agrees that it will vote in favour of such replacement. If required by PRC law then in force, the Company shall register the change with the registrar for such change.

(d)

The Board of Directors of the Company shall convene the Board of Directors at least once every quarter. For regular Board meetings, the Chairman shall notify all Directors in writing of the date, time, place and agenda of the meeting at least fifteen (15) days prior to the meeting; for extraordinary board meetings, all Directors shall be notified in writing of the above matters five (5) days prior to the meeting. With the written consent of all the Directors, notice of a meeting of the Board may be given for less than fifteen (15) days and notice of an extraordinary Board meeting may be given for less than five (5) days. A meeting of the Board of Directors shall be held in the presence of a majority of the Directors and resolutions on matters other than those set out in Article 4.2(g) of this Agreement shall be approved by a majority of the Directors of the Company’s Board of Directors.

(e)

At meetings of the Board of Directors of the Company, each Director shall have one vote. To the extent permitted by applicable law, any Director may authorise another Director or a third party of civil capacity to attend a meeting of the Board and to vote on behalf of that Director.

(f)

All reasonable expenses incurred by a director in connection with his or her participation in a meeting of the Board shall be borne entirely by the Company. The Company shall provide the maximum protection from liability for Board members as permitted by applicable law, including but not limited to, responsibility for indemnifying any Board member against liability to third parties arising out of the exercise of his or her duties, but shall not indemnify third parties against liability arising out of a breach of law, gross negligence or fraud by a director.

(g)

Unless otherwise agreed in this Agreement, the Target Company shall not take the following actions without the approval of a vote at a Board meeting (including the approval of more than half of the Directors of the Investors):

a)	Establishment of subsidiaries or associated bodies.
b)	Major financing matters, the provision of any external guarantees by the Company, the pledging of any assets of the Company.
c)	Adopt a budget or any significant changes to a budget, or engage in new business.
d)	Capital expenditure in excess of RMB1 million, either individually or cumulatively within a financial quarter, outside of the quarterly budget approved by the Board.
e)	Any investment in excess of RMB1 million, or any debt or fixed asset expenditure in excess of RMB1 million, or connected transactions that individually or cumulatively exceed RMB1 million.
f)	Declaration, payment of dividends or other benefits.

g)	Increases of more than 15% in the remuneration of the five highest paid executives of the Company in any 12-month period.
h)	Adopt or vary any of the terms of any employee’s option plans or profit-sharing schemes of the Company.
i)	Significant changes in the nature and scope of the Company’s business.
4.3	Supervisors

The Company shall not establish a Supervisory Board for the time being and shall have one Supervisor. For the avoidance of doubt, Plum Investment shall be entitled to appoint a Supervisor to the Company, who shall be entitled to attend the Board of Directors’ meetings held by the Company, whether on-site or by correspondence, and shall be notified in writing of all resolutions made by the Board of Directors.

Article 5 Representations and Warranties of the Company and Founding Shareholders

Except as indicated in the Disclosure Letter in Annex III or as otherwise disclosed, the Company and the Founding Shareholders give the following representations and warranties.

5.1	Authorisation

The Founding Shareholders and the Company have obtained sufficient necessary authority to enter into this Agreement, to perform all obligations hereunder and to consummate the transactions hereunder.

5.2	No conflict

The execution and performance of this Agreement does not violate or conflict with any provision of the Articles of Association, other organisational rules of the Company or any agreements and documents signed by the Company and does not violate any mandatory laws and regulations of the PRC; all Founding Shareholders and the Company have obtained the consent or authorization of other parties outside this Agreement necessary to conduct the transactions under this Agreement.

5.3	Effective existence of the Company

The Company is a legally established and validly existing entity. The registered capital of the Company has been fully paid in accordance with the payment requirements set out in its Articles of Association, approval documents, certificates of approval and business licence (hereinafter referred to as the “Documents for Incorporation”), in accordance with the requirements of PRC law, and there is no non-payment, late payment, misrepresentation or evasion of registered capital. All Documents for Incorporation have been legally and validly approved or registered (where required) and are valid and enforceable. The scope of business of the Company as detailed in the Documents for Incorporation complies with the requirements of Chinese law. The Company conducts its business activities in strict accordance with the scope of business as set out in the Documents for Incorporation and the requirements of the law. All licenses, approvals and permits required by the Company to carry out its business activities under the laws of the PRC have been applied for and obtained in accordance with the law; and all such permits are valid and subsisting. The Company has passed the annual inspection of its licenses and permits (if required) by the relevant authorised government authorities.

5.4	Share capital structure

The share capital structure of the Company provided by the Founding Shareholders to each of the investors in this round is true and accurate. There are no undisclosed proxy relationships for the equity in the Company held by the Founding Shareholders.

5.5	Use of investment funds

The funds invested by the investors in this round in the Company shall be used for the daily operation of the Company only and shall not be used for any other purpose except with the written consent of the investors in this round, otherwise the investors in this round shall be entitled to demand the Company to return the investment funds or Company’s the equity transferred by the Founding Shareholders to and held by the investors in this round, and the Company and the Founding Shareholders shall compensate the economic losses of the investors in this round.

5.6	Financial statements

The financial statements provided by the Company to each of the investors in this round as at the end of the last natural month prior to the date of signing of the Agreement (hereinafter referred to as the “Balance Sheet Date”) truly, completely and accurately reflect the operating conditions and financial position of the Company for the relevant period or the relevant reference date. All audited accounts and management accounts (including transfer accounts) of the Company have been prepared in accordance with the financial and accounting systems of the relevant PRC laws and in combination with the specific circumstances of the Company and give a true and fair view of the financial and operating position of the Company as at the date of the relevant accounts. The financial records and information of the Company are in full compliance with the requirements of PRC laws and regulations and PRC standard accounting standards.

5.7	No change

From the balance sheet date until the date of completion of the industrial and commercial registration of the payment of all additional registered capital subscribed by each of the investors in this round, unless otherwise agreed in this Agreement and the Annexes or expressly disclosed by the Founding Shareholders or the Company or agreed in writing by the investors in this round, the Company shall have no following behaviors:

(1)	Early repayment of debts.
(2)	Guarantee, create mortgages, pledges and other security rights over their property to other persons.
(3)	Release any claim against another person or waive any right to claim.
(4)	To make changes to any existing contract or agreement to the detriment of the Company.

(5)

To grant bonuses or increase any other form of income to any officer, director, shareholder, employee, sales representative, agent or consultant, except in the ordinary course of business; to increase the level of remuneration of the five individuals with the highest remuneration in the Company and of senior management such as directors, chief executive officers, presidents, general managers, deputy general managers and chief financial officers by more than 15%, and to appoint or remove the above persons.

(6)	Modification of the Company’s accounting methods, policies or principles, financial and accounting regulations.
(7)	Transfer or license the use of the Company’s intellectual property rights other than in the normal course of the Company’s business.
(8)	Any significant changes in sales practices or accounting methods, employment policies, significant changes in rules and regulations.
(9)

A material adverse change in the financial position of the Company; a material transaction which is outside the ordinary course of the Company’s business and gives rise to a material liability (the “material” in “material transaction” and “material liability” herein means a transaction that would adversely affect the Company’s normal business operations, assets and liabilities, continued profitability and effective existence)

(10)

To give rise to any resolution of the Board of Shareholders or resolution of the Board of Directors which is different from the ordinary business discussed at the Annual General Meeting, other than a resolution formed for the purposes of this Agreement.

(11)	Declare, have paid, cause or intend to declare, intend to pay, cause to be paid any dividend, bonus or other form of dividend to shareholders.
(12)	(i) The sale, mortgage, pledge, lease, transfer and other disposition of assets in excess of the ordinary course of business and in transactions aggregating more than

RMB100,000, (ii) the disposal of any fixed assets or the consent to the disposal or acquisition of fixed assets other than in the ordinary course of business, the relinquishment of control over any of assets of the Company, the incurrence of any contract giving rise to expenditure on fixed assets, (iii) in excess of the ordinary course of business and in an aggregate amount exceeding RMB100,000 in any expenditure or the purchase of any tangible or intangible asset (including making an external investment in any company).

(13)	Any material transaction or act that is not in the ordinary course of business of the Company (The “material” here is defined the same as “material” in Article 5.7 (9).
(14)	Any act or omission that may lead to the above.
5.8	Assets

The Company legally owns and uses all of its real, fixed and intangible assets.

5.9	Disposal of debts and assets

Since the balance sheet date, (1) no event other than the day-to-day operations of the Company has triggered the early maturity of the Company’s debts; (2) no property of the Company has been disposed of or taken out of the control of the Company, no agreement entered into by the Company has resulted in the Company incurring extraordinary financial expenses and no such liability has been incurred; (3) the Company has never given any security for any other person or created any mortgage, pledge or other security interest in its property.

5.10	Taxation

The Company has completed all tax registrations required by laws and regulations, has paid all taxes due and is not required to pay any penalties, surcharges, fines, late payment fees or interest in relation to such taxes. The Company has not committed any tax offences or violations, and is not involved in any disputes or litigation relating to taxation.

5.11	Connected transactions

The Company does not have any connected transactions, except for normal transactions in the ordinary course of the Company’s business.

5.12	Contracts

The Founding Shareholders, the Company, have provided each of the investors in this round with copies of the material agreements or contracts of the Company that are currently in force and correspond to the originals. The Founding Shareholders and the Company warrant that all contracts of the Company currently in force are legally valid and legally enforceable and that all contracts currently in force are properly performed and that there is no breach of contract by the Company or any other party to the transaction.

5.13	Intellectual property rights

The Company has the legal ownership or right to use all intellectual property rights (including but not limited to patents, trademarks, copyrights, know-how, domain names and trade secrets) necessary to conduct its past and current business and operations, and the Company has obtained the necessary licenses or permits for the intellectual property rights of others in connection with any of its business operations. The Company does not infringe any intellectual property rights, trade secrets, proprietary information or other similar rights of others, and there are no claims, disputes or proceedings pending or threatened against the Company for infringement of the intellectual property rights, trade secrets, proprietary information or other similar rights of any other party outside of this Agreement.

5.14	Litigations

There are no circumstances, whether completed, pending or threatened, that could materially and adversely affect the Company and the Founding Shareholders, or negatively affect the formation, validity and enforceability of this Agreement and the transactions hereunder:

(1)	Penalties, injunctions or directives imposed on the Company by the department.
(2)	Other proceedings or disputes against the Company, such as civil, criminal, administrative proceedings, arbitration, etc.
(3)	Other proceedings or disputes against the Founding Shareholders such as civil, criminal, administrative actions, arbitration, etc.
5.15	Regulatory compliance

The Company is currently operating in compliance with the laws, rules, regulations and provisions currently in force and is not in breach of any legislation that would adversely affect the normal business operations, assets and liabilities, continued profitability and effective continuation of the Company’s business.

5.16	Due diligence and non-competition
(1)

The Founding Shareholders shall, and the Founding Shareholders shall, use their best endeavours to procure that the core team members devote their full working time and energy to the operations of the Company and use their best endeavours to promote and benefit the Company.

(2)

Without the consent of the investors in this round and other existing shareholders, the Founding Shareholder shall not and the Founding Shareholder shall make every effort to urge the core team members not to, be employed in any manner by any person, partnership, corporation or other organization that is engaged in the same or similar business or has the direct Competing Business relationship with the Company; directly or indirectly engage in the business that competes with the Company’s business either alone or in association with any person, partner, corporation or other organisation, including but not limited to officers, employees, partners, shareholders and consultants etc., and directly or indirectly hold any rights and interests and carry out the management in any business entity that competes with the Company.

(3)	The Founding Shareholders, core team members and related persons (within the knowledge of the Company and the Founding Shareholders) do not directly or indirectly (i) own, manage, control, invest in the same, similar or Competing Business that the Company is conducting or has specific plans to conduct (Competing Business), (ii) participate in owning, managing, controlling, investing in a Competing Business, or have any interest or benefit, directly or indirectly, in a Competing Business, (iii) serve as a director, management personnel, consultant or employee of a company or organisation engaged in a Competing Business, or provide services or support in any other form or name to a company or organisation engaged in a Competing Business, (iv) provide loans, customer information or any other form of assistance in any form, (v) solicit customers in any form related to a Competing Business, or enter into or attempt to enter into transactions with customers related to the Company’s Competing Business.

5.17	Employees
(1)	The Company employs the employees in compliance with the relevant labour laws and regulations applicable to them.
(2)	There is no employment dispute or controversy, or potential employment dispute or controversy, between the Company and its existing employees or its former employees.
(3)	The Company is not obliged to pay any unpaid financial compensation or other similar compensation or indemnity costs relating to the termination of the employment relationship.
(4)	The Company has signed non-compete agreements and confidentiality agreements with senior executives and core personnel of the Company.
5.18	Additional employee benefits or compensations

Apart from the employee benefits, social and pension security and financial compensation for termination of employment contracts as required by the Labour Law of the People’s Republic of China and its relevant regulations, the Company does not provide or undertake to provide any other in-service, termination, dismissal, retirement or pension benefits, security or compensation to its employees.

5.19	Access to information

During the normal working hours of the Company, the Company, the Original Shareholders will provide the investors and its representatives with such information about the Company as they may reasonably request, including but not limited to full access to all accounts, records, contracts, technical data, personnel data, management and other documents of the Company to the attorneys, accountants and other representatives appointed by the investors. In order to facilitate the review of the Company’s property, assets, business and documents referred to in this Agreement, the Original Shareholders and the Company permit the investors in this round to contact or communicate with the Company’s customers and creditors. The Original Shareholders and the Company agree that the investors shall have the right to conduct a due diligence review of the financial, asset and operating condition of the Company at any time prior to the execution of this Agreement. All documents, materials and information provided by the Original Shareholders and the Company to the investors prior to and after the execution of this Agreement are true, accurate, complete and free from omission and misrepresentation.

5.20	Registration of business changes

The Company shall complete the procedures for registration of the change in the Market Supervision and Administration Department for the capital increase and the change of directors of the Company within 15 working days from the date of completion of the payment of the full investment funds by the investors in this round, and shall provide the investors in this round with scanned copies of the business license and Articles of Association of the Company which have been filed by the Market Supervision and Administration Department respectively.

Article 6 Special Rights of Investors’ Shareholders

6.1	Anti-dilution provisions

(1)

The Parties agree that after the completion of the Transaction and prior to the IPO of the Company, the Company shall not, without the written consent of the majority of the investors, accept new investors to subscribe for additional equity or any contribution (hereinafter referred to as the “New Contribution”) linked to or convertible into equity of the Company at a pre-investment valuation of less than RMB550 million (hereinafter referred to as the “Lower Valuation”).

(2)

If at that time a majority of the investors agree in writing that the Company will raise new capital at a Lower Valuation and, in the case of a particular Investors’ Shareholder, the price per RMB of registered capital subscribed by such Investors’ Shareholder (as shown in Annex II) is higher than the price of the new capital (such Investors’ Shareholder, hereinafter referred to as the “Indemnified Investor”), the Company shall be required to adjust the price per RMB of registered capital subscribed by such Indemnified Investor in accordance with the Lower Valuation. The adjustment shall be made in the following manner.

A directed capital increase or additional shares to be issued by the Company to the Indemnified Investor at a price of RMB 1 (if otherwise mandatorily required by law in relation to the minimum price for the transfer of equity);

Which enables:

The price per RMB of registered capital of the Company subscribed by such Indemnified Investor is equal to the price calculated by the following formula or otherwise compensated in a manner acceptable to such Indemnified Investor: the price per RMB of registered capital of the Company subscribed by such Indemnified Investor = CP1 × (A + B) / (A + C), where CP1 is the price per RMB of registered capital of the Company subscribed by the investor in this round, A is the registered capital of the Company prior to the Future Low Price B is the registered capital obtained by dividing the financing amount of the future low price financing by CP1, and C is the actual registered capital issued in the future low price financing.

(3)	The Company is not required to compensate the Indemnified Investor for equity at a lower valuation if
a)	A merger of companies approved by the Board of Directors of the Company, an acquisition or an equity in a similar business used in lieu of cash payments; or
b)	Incentive equity is issued to employees in accordance with the equity incentive system approved by the Board of Directors of the Company.
6.2	Right to know

The Company is obliged to provide the relevant information and documents to the Investors’ Shareholders as follows: (1) unaudited consolidated financial statements for each quarter within 30 days after the end of that quarter; (2) financial statements for each fiscal year within 90 days after the end of that year as audited by an accounting firm; and (3) consolidated budget for the following year within 45 days before the end of each fiscal year. All financial statements provided by the Company to the Investors’ Shareholders shall include at least the profit and loss account, balance sheet and cash flow statement for the current period, and these financial statements shall comply with PRC accounting standards.

The Founding Shareholder shall, and shall cause the Company to, promptly notify the Investors’ Shareholders of any matter that may have a material adverse effect on, or create a material obligation for, the Company and its subsidiaries/affiliates. If the Investors’ Shareholder is in doubt about any information, it may, with reasonable advance notice to the Company and the Founding Shareholder, inspect all relevant financial information of the Company to understand the financial operations of the Company. In addition to the Company’s annual audit, the Investors’ Shareholders shall have the right to engage an accounting firm to audit the Company at its own expense.

6.3	Pre-emptive subscription rights
(1)	In the event of a sale, transfer or issue of new shares of the Company’s new registered capital or equity, the Investors’ Shareholders shall be entitled to subscribe for the new registered capital or equity in proportion to their shareholdings on the same price, terms and conditions as other potential investors (except in the event of the issue of an employee share scheme, the acquisition of another company or other issue of new shares with the consent of a majority of the investors) on a preferential basis. Upon full exercise of the pre-emptive subscription rights by the Investors’ Shareholders, other shareholders of the Company (if any at that time) shall be entitled to purchase the remaining portion of the available subscription equity. In the event that any Investors’ Shareholder abandons the subscription of the capital increase, the other Investors’ Shareholders who have not abandoned the subscription of the capital increase shall be entitled to subscribe for the abandoned portion of the capital increase in priority in proportion to their respective shareholdings.

(2)

At least 30 business days (or such shorter period as agreed by a majority of the Investors) prior to the proposed increase in the Company’s registered capital (the “Proposed Capital Increase”), the Founding Shareholders shall ensure that the Company serves written notice of the Proposed Capital Increase (the “Capital Increase Notice”) on the Investors’ shareholders. The Capital Increase Notice shall set out (i) the amount, type and terms of such capital increase; and (ii) the consideration that the Company will be able to receive if such Proposed Capital Increase is implemented. If the Company does not send the Capital Increase Notice to the Investors’ Shareholders, the Proposed Capital Increase shall not be proceeded. If the Investors’ Shareholder exercises its preferential subscription rights, it shall respond to the Company in writing no later than 10 business days from the date of service of the Capital Increase Notice (the “Response Period”).

(3)

In the case of a liquidation event of the Company and the investor does not recover its investment, the Founding Shareholder shall have the right to invest in the new project in preference to others within 5 years from the date of the liquidation event, and the Founding Shareholder shall be obliged to procure that the investor has the right of first refusal to invest in the new project.

6.4	Restrictions on transfer of shares
(1)

Except with the consent of a majority of the investors or as otherwise agreed in the Transaction Documents, the Founding Shareholders shall not sell, give, pledge, encumber or otherwise dispose of, directly or indirectly, any of their shareholdings in the Company until the completion of the IPO of the Company (collectively, the “Transfer”).

(2)

The Founding Shareholders agree and undertake not to require the Investors’ Shareholders to purchase their shareholdings if a majority of the investors do not consent to their transfer, nor shall they treat the failure of the Investors’ Shareholders to purchase their shareholdings as consent to their transfer.

(3)

Notwithstanding any future acquisition of an interest in the Company by any employee of the Company, directly or indirectly, by any means, the Founder Shareholders shall ensure that such employee undertakes the restrictions on transfer set out in the preceding Article and the undertaking by such employee of the restrictions on transfer set out in the preceding two Articles shall be a condition precedent to such employee’s direct or indirect acquisition of an interest in the Company.

(4)

For the avoidance of doubt, the shareholdings in the Company held by any shareholder may be freely transferred to its related parties, who hereby irrevocably consent to such transfer and shall then take all necessary measures to approve such transfer and waive their right of pre-emption and/or joint sale of the shareholdings transferred by such shareholder. In the event that a shareholder other than the Investors’ Shareholder and the Founding Shareholder intends to transfer its shareholding in the Company to a third party other than its related parties, other shareholders of the Company shall be notified in advance of the said sale of shareholding, which notice shall specify the number of shares to be transferred and the transfer price, and other shareholders may purchase the shares to be sold at the price specified in the said notice in proportion to their shareholding at that time. Other shareholders shall reply within twenty (20) working days from the date of receipt of the said notice as to whether they will purchase the equity to be transferred at the price stated in the notice, and if they fail to reply within the said period, the shareholders who intend to sell their equity shall be entitled to sell the said equity to a third party in accordance with the contents of the said notice. Other shareholders shall cooperate in completing the registration of the relevant industrial and commercial changes in respect of such equity transfer.

6.5	Right of first refusal
(1)

Subject to Article 6.4, the Investors’ Shareholders shall have priority over other Shareholders in the sale of the equity in the Company by the Founding Shareholder (in this case the “Transferor”) to acquire part or whole of the equity to be sold on the same terms and conditions and in proportion to their respective shareholdings.

(2)

If the Transferor wishes to sell part or whole of its equity in the Company to any party other than this Agreement (the “Transferee”), the Transferor must give written notice to the Investors’ Shareholders (the “Notice of Transfer”) setting out the number of equity that the Transferor wishes to sell, the price of such equity, the identity of the transferee, and other terms and conditions relating to such proposed sale.

(3)

After the Transferor has served the Notice of Transfer on the Investors’ Shareholders, the Investors’ Shareholders must, within Twenty (20) business days upon receipt of the Notice of Transfer (the “Response Period”), respond in writing to the Transferor indicating that it either (1) does not consent to such sale, (2) consents to such sale and waives its right of first refusal and states whether it is exercising its right of co-sale as defined in Article 6.6 (a response satisfying the requirements herein and stating the exercise of the right of co-sale is referred to as a “Notice of Co-sale”), or (3) agrees to such sale and exercises its right of first refusal (such response is then referred to as a “Notice of First Refusal”) to purchase part or whole of the equity to be sold by the Transferor.

(4)	If the Investors’ Shareholder does not provide any response within the Response

Period after receipt of the Notice of Transfer, it shall be deemed to have given its prior consent to the sale as described by the Transferor in the Notice of Transfer and to have waived its right of pre-emption under Article 6.5 and its right of co-sale under Article 6.6.

6.6	Right of co-sale
(1)

Subject to Articles 6.4 and 6.5, if the Transferor wishes to transfer any equity in the Company to the Transferee, the Investors’ Shareholders shall be entitled to participate jointly in the sale of the equity to the Transferee in proportion to their shareholding between them and the Transferor, subject to the Investors’ Shareholders giving Notice of Co-sale.

(2)

If the Investors’ Shareholder elects to exercise the right of co-sale, the Investors’ Shareholders shall, within the Response Period, give Notice of Co-sale and specify in it the number of shares in the Company in respect of which it elects to exercise the right of co-sale. If the Investors’ Shareholder exercises the right of co-sale, the Transferor shall ensure that the right of co-sale is fulfilled by, among other things, reducing the number of shares sold by the Transferor accordingly. If the Investors’ Shareholder has duly exercised the right of co-sale and the Transferee refuses to purchase the relevant equity from the Investors’ Shareholder, the Transferor shall not sell any equity in the Company to the Transferee unless the Transferor also purchases from the Investors’ Shareholder on the same terms and conditions all of the equity which the Investors’ Shareholder would otherwise have transferred to the Transferee by way of co-sale. Where more than one Investors’ Shareholder exercises the right of co-sale as described above, they shall sell the equity in the Company which they are entitled to sell under this Article in proportion to their relative shareholdings.

6.7	Right of sale

After 1 April 2023, if any other party outside this Agreement proposes to acquire the Company in part or in whole at a price not less than an overall valuation of RMB2.4 billion (which may be otherwise waived to a lower price by more than two-thirds of the shareholders of the Company (including a majority of the investors)), other shareholders of the Company must agree to such sale if the majority of the investors agree and the Board of Directors of the Company approves such sale. The sale will be made to a party other than the Company at the Company’s option on the same terms and conditions. If any other shareholder does not consent to such sale, such shareholder or a third party designated by him shall be required to repurchase part or whole of the equity in the Company held by the investors who have consented to such sale on equal terms, calculated on a pro rata basis among the investors who have consented to such sale.

6.8	Preferential distribution rights in the liquidation of the Company
(1)

In the event of any liquidation, dissolution or termination of the Company, or a “deemed liquidation event”, the assets of the Company, after payment of liquidation expenses and repayment of the Company’s debts (including related employee and tax liabilities) in accordance with the order of priority provided by applicable law, the remaining assets (“Distributable Assets “) shall be distributed in the manner set forth in Article 6.8(2) below; a Deemed Liquidation Event for the purposes of this Article means: (1) a merger or acquisition of the Company in which all of the current shareholders, following the merger or acquisition, then hold less than 51% of the Company’s equity in the aggregate (calculated on the basis of the full exercise of the Company’s warrants); or (2) a material sale by the Company of all of its assets.

(2)	Distribution of Company’s property
a)	Covenant allocation order.
i.

Firstly, the Distributable Assets shall be used to pay to the Series B Investors’ Shareholders, in priority, an amount equal to (1) the Series B Investors’ Shareholders’ capital increase costs, plus (2) the dividends declared but not distributed by the Company to the Series B Investors’ Shareholders (only with respect to dividends corresponding to the investment funds already paid to the Company by the Series B Investors’ Shareholders), if any (“Series B Preferred Liquidation Amount”); if there are insufficient distributable assets, they shall be distributed among the Series B Investors’ Shareholders in proportion to their respective share of the Series B Preferred Liquidation Amount.

ii.

Secondly, any remaining distributable assets after payment in full of the Series B Preferred Liquidation Amount as described above shall be used to make a preferential payment to the Series A+ Investors’ Shareholders of an amount equal to (1) the Series A+ Investors’ Shareholders’ capital increase costs, plus (2) the Company’s declared but undistributed dividends to the Series A+ Investors’ Shareholders (only in respect of those dividends corresponding to the investment funds already paid to the Company by the Series A+ Investors’ Shareholders), if any (“ Series A+ Preferred Liquidation Amount”); if there are insufficient distributable assets, they are distributed among the Series A+ Investors’ Shareholders in proportion to their respective share of the Series A+ Preferred Liquidation Amount.

iii.

Thirdly, after payment in full of the Series B Preferred Liquidation Amount and the Series A+ Preferred Liquidation Amount described above, any remaining distributable assets shall be used to prioritize the other remaining shareholders to pay to the Series A Investors’ Shareholders an amount equal to (1) the Series A Investors’ Shareholders’ capital increase costs, plus (2) the Company’s declared but undistributed dividends, if any, to the Series A Investors’ Shareholders ( “Series A Preferred Liquidation Amount”); if there are insufficient remaining distributable assets, they will be distributed among the Series A Investors’ Shareholders in proportion to their respective share of the Series A Preferred Liquidation Amount.

iv.

Fourthly, after payment in full of the Series B Preferred Liquidation Amount, the Series A+ Preferred Liquidation Amount and the Series A Preferred Liquidation Amount as described above, any remaining distributable assets shall be paid to the Pre-A Investors in priority to the other remaining shareholders in an amount equal to (1) the capital increase costs of the Pre-A Investors’ shareholders, plus (2) the Company’s declared but undistributed dividends to the Pre-A Investors’ shareholders, if any (the “Pre-A Series Preferred Liquidation Amount”).

v.

Fifthly, after payment in full of the Series B Preferred Liquidation Amount, the Series A+ Preferred Liquidation Amount, the Series A Preferred Liquidation Amount and the Pre-A Preferred Liquidation Amount, any remaining distributable assets shall have priority over the other remaining Shareholders in paying to the Angel Investors’ Shareholders an amount equal to (1) the Angel Investors’ Shareholders’ capital increase costs, plus (2) the Company’s declared but undistributed dividends to the Angel Investor, if any (the “Angel Series Preferred Liquidation Amount”, together with the Series B Preferred Liquidation Amount, the Series A+ Preferred Liquidation Amount, the Series A Preferred Liquidation Amount and the Pre-A Preferred Liquidation Amount, collectively, the “Investors’ Preferred Liquidation Amount”).

vi.

Finally, any remaining distributable assets, after payment in full of the preferred liquidation amount of the investors, shall be distributed among the shareholders (including the Investors’ Shareholders) in proportion to their shareholdings in the Company.

b)	Allocation mechanisms and procedures

If the distribution of distributable assets from the Company to the Company’s shareholders is required by law to be made in proportion to the shareholders’ capital contributions, in order to satisfy the requirements of the relevant law while achieving the agreed distribution between the parties under this Article, the parties agree that the distributable assets will be adjusted for distribution in accordance with the following mechanism and procedures.

i.	Distributable assets are firstly distributed to each shareholder of the Company in proportion to the shareholder’s capital contribution (“initial distribution”)
ii.

After the completion of the initial distribution, the amount of assets received by each shareholder of the Company from the initial distribution shall be adjusted again between shareholders of the Company by way of gratuitous transfer or assignment, so that the amount of distributable assets finally received by each shareholder of the Company will have the same or similar economic effect as under the scheme described in this Article of the agreed distribution.

6.9	Best offer terms

Unless otherwise agreed in the Transaction Documents, if any existing and/or future shareholders of the Target Company and/or the investors have rights that are more favourable or preferential than those enjoyed by any Investors’ Shareholder under the Transaction Documents, including but not limited to, rights of pre-emption, rights of co-sale, rights of dividends, rights of preferential distribution in the liquidation of the Company etc., the Investors’ Shareholder shall have the same rights unless with the consent of the majority of the investors. The Target Company and its shareholders shall provide all necessary cooperation, including but not limited to amending this Agreement, the Investment Agreement and the Articles of Association, to enable the Investors’ Shareholders to enjoy the aforesaid more favourable or preferential rights.

6.10	Share repurchase
(1)

The investor shall be entitled to require the Company and/or the Founding Shareholders (the “Repurchase Obligor”) to repurchase part or whole of the equity in the Target Company held by it in accordance with the provisions of this Article when any of the following material events occurs (for the avoidance of doubt, the equity in the Target Company which the investor shall be entitled to require the Repurchase Obligor to repurchase do not include the equity in the Company acquired by it as a result of the transfer of previous or existing shareholders of the Company, unless the repurchase right also applies to that part of the equity prior to conversion; the same below):

a)	Material breaches of Transaction Documents by the Company or Founding Shareholders;
b)

Failure of the Company to achieve a listing (including IPO, shell listing or participation in a major asset reorganisation of a listed company, excluding listing on the New Third Board) since before 1 April 2025.

(2)	In the event of the above agreement, the repurchase price shall be determined as the largest amount calculated in accordance with:
a)

The total contribution amount (subject to the amount of the consideration for capital increase subscription actually paid by the Investor’s Shareholders to the Company, as shown in Annex II) of each investor and the interest calculated at the rate of 8% per annum (simple interest) and from the date of actual payment of the capital contribution to the date of actual payment of the repurchase amount by the Repurchase Obligor;

b)	100% of the audited net assets of the Company corresponding to the equity held by each of the Investors’ Shareholders at the time of the repurchase.
(3)	Performance of repurchases.
a)

The Repurchase Obligor shall repurchase the equity requested by each of its shareholders by paying cash to each of them, and the repurchase amount shall be paid within 90 days from the date of the repurchase request by each of them. If the Repurchase Obligor is unable to pay the repurchase amount, the Repurchase Obligor may also elect to sell its equity in the Company jointly with the investor within 30 days from the date of the repurchase request by the shareholders of the respective investor in accordance with the following Article “Compulsory Right of Co-sale”.

b)

If the Repurchase Obligor does not offer to sell the Company’s shareholding jointly with each Investors’ Shareholder under the Article of the Compulsory Right of Co-sale and fails to pay the corresponding amount by the aforementioned deadline, it shall pay to each Investors’ Shareholder 0.1% of the outstanding amount as a late payment penalty for each day the amount is overdue.

(4)	Compulsory Right of Co-sale for Investors’ Shareholders

In the event that the circumstances described in Article 6.10(1) under this Agreement arise and either Investors’ Shareholder requests a repurchase, but the Repurchase Obligor fails to complete the repurchase within 90 days, such Investors’ Shareholder shall have the right to require the Founding Shareholder to jointly offer the Company’s equity on the terms negotiated between such Investors’ Shareholder and a third party; provided, however, that the Investors’ Shareholder shall first request the Company to exercise its right of redemption. If the Company is unable or incapable of fulfilling its repurchase obligation in full, the Investors’ Shareholder may then demand that the Founding Shareholder fulfil its redemption obligation in respect of the remaining unpaid repurchase amount. However, if the repurchase is triggered by the circumstances in Article 6.10(1) and the sale of the entire equity in the Company is not sufficient to repay the entire repurchase amount, the repurchase amount shall be distributed among all Investors’ Shareholders in relative proportion to their actual investment in the Company, and the Investors’ Shareholders reserve the right to further recourse against the Founding Shareholders. For the avoidance of doubt, the Founding Shareholder’s liability for such repurchase shall be limited to the value of its shareholding in the Company at that time, unless the repurchase is triggered by a deliberate act of the Founding Shareholder.

(5)	Profit distribution

The parties have agreed that the capital reserve, surplus reserves and undistributed profits (including accumulated undistributed profits) of the Company shall be shared by all shareholders in proportion to their respective shareholdings after the completion of the Transaction.

6.11	Representations and warranties from the investors in this round

The following representations and warranties made by the investors in this round to the Company and the Original Shareholders are true, accurate and complete as at the date of this Agreement and up to the date of settlement.

(1)	Qualification as a contracting entity: The investor in this round is an enterprise legally established and validly subsisting under Chinese law.
(2)

Legally valid authority has been obtained: The investors in this round voluntarily and have full right and authority to execute and perform this Agreement and to consummate the transactions described herein. The investor has been legally and validly authorised to enter into this Agreement. This Agreement constitutes the legal, valid and binding obligation of the investors in this round.

(3)

Legitimate source of investment funds: The money invested by the investor in this round to the Company is from a legitimate source and is not subject to any possibility of recovery or refund, and the investors in this round are entitled to use such money in the manner agreed in this Agreement.

Article 7 Liability and Compensation for Breach of Contract

7.1	Breach of contract

A breach, or failure by either party to perform its representations, warranties, obligations or liabilities under this Agreement shall constitute a breach.

7.2	Liability for breach of contract
(1)	General liability for breach of contract
a)	Except as otherwise agreed herein, if either party breaches this Agreement and causes the other party to incur any expense, liability or suffer any loss

(“Losses”), the breaching party shall indemnify the performing party against any such Losses (including, without limitation, interest paid or lost as a result of the breach and reasonable costs incurred in recovering the Losses). The total amount of compensation payable by the breaching party to the performing party (the “Compensation Amount”) shall be the same as the loss arising from such breach. The said compensation includes the benefit to which the performing party is entitled as a result of the performance.

b)

In calculating the performing party’s loss, it is necessary to take into account, in addition to the loss suffered directly by the performing party, the loss and increased costs and expenses incurred by the Company as a result of the defaulting party’s breach; and, in the case of each investor in this round, the difference between the valuation made by each investor in this round of the Company and the actual valuation of the Company (in the absence of such misrepresentation) as a result of misrepresentation by the Founding Shareholders and the Company, and the resulting impairment of the value of the equity held by each investor in this round in the Company. If the breach results in a loss to the Company, the performing party’s loss shall be calculated in proportion to its interest in the Company and the performing party shall be entitled to claim compensation from the breaching party.

(2)	Liability for material breach of contract

The Company and the Founding Shareholder are liable in the following cases:

a)

A major safety incident (as determined in accordance with the relevant laws and regulations) caused by the intentional or gross negligence of a staff member in the course of the Company’s operations, unless the decision or system made by the Founding Shareholder was not illegal and there was no malpractice and best reasonable efforts were made to avoid the safety incident.

b)	The occurrence of connected transactions for which the consent of a board resolution has not been obtained in accordance with the provisions of this Contract.

c)	Misappropriation or embezzlement of the Company’s property by Founding Shareholders or management of the Company or their associates, etc.
d)

The occurrence of a major breach of law by the Company (e.g. the Founding Shareholder or the Company being found criminally liable by a court decision, etc. resulting in a material adverse situation for the Company).

e)	Breach of the non-competition obligation by the Founding Shareholders.
f)	The financial data provided by the Company to the Investors’ Shareholder was false.
(3)

When the Company or the Founding Shareholder is liable for material breach of contract under this article, in addition to compensating the Investors’ Shareholders for the loss suffered by the Investors’ Shareholders as a result of the Company’s breach of contract in accordance with Article 7.2 (2) mentioned above, such compensation shall also include the amount of impairment in the value of the Investors’ Shareholder’s shareholding in the Company as a result of the payment of such compensation by the Company. The total amount of compensation actually payable by the Company to the Investors’ Shareholder = amount of compensation ÷ (1 -(the proportion of the equity in the Company held by such Investors’ Shareholder at that time). The Founding Shareholder shall be jointly and severally liable for the Company’s indemnity for breach of contract.

(4)	Notwithstanding the above, the joint and several liability of the Founding Shareholders for the Company should be limited to the actual value of their shareholdings in the Company.

Article 8 Miscellaneous

8.1	Notification

Prior to payment of the Price, either party shall promptly notify the other parties in writing of any fact, change, condition, circumstance, or occurrence or non-occurrence of any event which comes to its knowledge and will or could reasonably be expected to cause (a) any of the conditions set forth in this Agreement to become unsatisfiable, (b) a violation against any of the representations and warranties hereunder; or (c) a material development affecting the business or financial condition of the Company.

Any notice or other communication sent by one party to the other party in connection with this Agreement (“Notice”) shall be in writing (including facsimile, e-mail), and be delivered to the person to whom it is addressed at the mailing address or number set out in the Agreement.

8.2	Confidentiality

The parties agree that shall, and shall cause their respective directors, employees, agents and advisors to, treat the transactions contemplated by the Transaction Agreement, all information provided with any party in connection with the transactions contemplated by the Transaction Agreement, and the trade secrets of the parties and all other relevant business information provided by the Company (collectively, “Confidential Information”) as Confidential Information, and shall be kept confidential and not be disclosed to any subject. The foregoing shall not apply to: (a) disclosures required by laws, governmental departments or the stock exchanges (where, within a reasonable time prior to such disclosure, the relevant party shall consult with the party providing the Confidential Information and make its best efforts to keep confidential of the information disclosed); (b) any information which at the time of disclosure has become publicly available and is not disclosed as a result of a breach of this Agreement by any party; (c) information of which a Party has knowledge prior to disclosure by the Disclosing Party and which is not subject to any obligation of confidentiality; (d) information obtained by a Party from a bona fide third party not subject to an obligation of confidentiality; and (e) disclosure to any subject or potential acquirer of any loan or equity financing to the Parties. For the avoidance of doubt, a party may disclose the foregoing confidential information to its affiliates and their respective directors, employees, agents and advisors for the purposes of completing the Transaction as proposed in the Transaction Agreement, provided that such party shall ensure that such directors, employees and advisors are aware of and subject to the same obligations of confidentiality.

8.3	Commitment for the use of funds

The Company is committed to using the investment funds from the investors in this round in accordance with the budget plan approved by the Board of Directors of the Company.

8.4	Further actions

Each of the parties shall use all reasonable efforts and execute and deliver all documents and other instruments necessary to perform the covenants of this Agreement and to achieve the Transaction contemplated hereby.

8.5	Commitments of the Company and Founding Shareholders
(1)

The Company shall, after the signing of this Agreement, comply with the relevant applicable laws and enter into employment contracts for all its employees on record and pay all relevant fees such as social insurance contributions and housing fund which it shall pay as an employer for all its employees; the Company shall, after the signing of this Agreement, comply with the relevant applicable laws and withhold and pay in full the personal income tax for all its employees on record and pay other taxes payable by the Company in accordance with the law.

(2)	Except for acts performed on the basis of this Agreement or with the written consent of the Shareholders’ Meeting/Board of Directors, the Company undertakes at all times to:
a)

Operate in a normal manner and continue to maintain its normal business relationship with its customers, so as to ensure that the goodwill and operations of the Company are not materially and adversely affected after the date of this Agreement.

b)	All business of the Company shall be subject to formal written contracts and no business remuneration shall be transferred to the personal accounts of the shareholders of the Company.

c)	Timely performance of contracts, agreements or other documents entered into in relation to the assets and operations of the Company.
d)	Ensure that the Company continues to operate legally and obtains and maintains all governmental approvals and other permits and consents necessary for its operations.
(3)	Non-competition commitments by Founding Shareholders

In respect of the principal business carried on by the Company, a Founding Shareholder shall not, during the period in which he holds, directly or indirectly, any shareholding in the Company, during his employment with the Company and for a period of two (2) years after his ceasing to hold office, directly or indirectly:

a)	Be employed by a competitor of the Company (including, but not limited to, as a director or officer of a competitor).
b)

Make any form of investment in a competitor of the Company (including but not limited to, becoming an owner, shareholder, beneficial owner or otherwise interested in such competitor) or form or incorporate any company or other business organisations that compete with the Company.

c)	Recruit employees from the Company or solicit employees to leave the Company and join any company or other business organisations with which the Company competes.
d)	Provide any form of advice or opinion to a competitor in relation to its main business.
e)

Enter into any agreement, make any commitment or any other arrangement if such agreement, commitment or arrangement would restrict or impair the Company’s ability to carry on its principal business; or

f)

Solicit business from, or instigate current customers, agents, suppliers and/or independent contractors of the Company etc., for the benefit of the Company’s competitors or for its own benefit and that of its related parties, or cause current customers, agents, suppliers and/or independent contractors of the Company to terminate their cooperation with the Company.

Article 9 Termination of Agreement

9.1	Termination

This Agreement may be terminated under any of the following cases:

(1)	Upon completion of performance of all rights and obligations under this Agreement;
(2)	With the written consent of the parties.
(3)	The other parties shall have the right to terminate this Agreement unilaterally in accordance with Article 7 due to a breach of this Agreement by either party.
(4)

If any of the investors in this round fails to pay the corresponding investment funds in accordance with Article 3.1 of this Agreement or fails to complete the registration of the change of the transfer of equity of Beijing Dianqier, and if the delay exceeds fifteen (15) days, the Company shall have the right to unilaterally terminate all the agreements with such investors in this round under this Agreement and adjust the equity of each party accordingly, unless otherwise agreed by the parties. In such event, the parties shall take all actions to complete such adjustment, including but not limited to, a capital reduction by the Company or the transfer of corresponding equity by such investors in this round to other shareholders of the Company for no compensation, and the completion of corresponding business registration changes. For the avoidance of doubt, if Yuanke Yihao fails to make full payment of its investment in accordance with this Agreement, the Company shall have the right to unilaterally terminate all of its agreements with Yuanke Yihao and Duoke Information under this Agreement and terminate the Equity Transfer

Agreement signed between the Company and Duoke Information.

9.2	Continuation of some provisions

If this Agreement is terminated pursuant to Article 9.1, the covenants in Articles 5, 7, 8.2 and 9 of this Agreement shall survive termination, and nothing in this Agreement shall relieve either party from liability for breach of this Agreement prior to termination.

Article 10 Application of Laws and Dispute Resolution

10.1	Application of the laws

The conclusion, validity, interpretation, performance and settlement of disputes of this Agreement shall be governed by and construed in accordance with the laws of China. However, if the published Chinese laws and regulations do not provide for specific matters in relation to this Agreement, reference shall be made to general international commercial practice to the extent permitted by Chinese laws and regulations.

10.2	Dispute resolution

All disputes arising out of or in connection with the execution of this Agreement shall be settled by the parties through friendly negotiations. If any dispute cannot be settled by negotiation within 15 days of its occurrence, either party shall be entitled to submit such dispute for arbitration by the Hangzhou Arbitration Commission in accordance with the arbitration procedures and rules then in force of the Commission and the place of arbitration shall be Hangzhou. The language of the arbitration shall be Chinese. The arbitral award shall be final and binding on the parties. During the arbitration period, the parties shall continue to have their other rights under this Agreement and shall continue to perform their respective obligations under this Agreement.

Article 11 General Provisions

11.1	Effectiveness of this Agreement

This Agreement shall come into effect when it has been signed by the legal representatives of the parties or their authorised representatives and sealed with the company seal.

11.2	Fees, expenses and taxes

The parties shall each bear their own costs and expenses (including, without limitation, taxes, legal counsel fees, financial advisory fees, etc.) in connection with this Agreement, other transaction agreements or the Transaction as proposed herein or in other transaction agreements.

11.3	Announcements and disclosures

Neither party hereto shall, and shall not cause others to, issue press releases or make announcements in connection with this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of other parties. The parties shall cooperate and agree on the timing and content of any such press releases or announcements.

11.4	Force majeure
(1)

Force majeure for the purposes of this Agreement means all events which are unforeseeable, uncontrollable and unavoidable such as earthquakes, storms, severe floods or other natural disasters, pestilences, wars, riots, hostilities, public disorders, acts of public enemies, prohibitions by government or public authorities.

(2)

In the case of a force majeure event causing either party or parties to be unable to perform any of their obligations under this Agreement, such obligations shall be suspended while the force majeure event exists and the performance period of the obligations shall automatically be extended for the period of suspension without penalty.

(3)

The party or parties experiencing force majeure shall provide the other parties with appropriate proof of the occurrence and duration of the force majeure within ten days of its occurrence and shall make its best efforts to terminate the force majeure event or reduce its effects.

(4)	In the case of a Force Majeure event, the parties shall consult immediately to find an equitable solution and shall make all reasonable efforts to mitigate the effects of the force majeure.
11.5	Entire agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, contracts, letters of intent, undertakings and communications, whether oral or written, between the parties, including but not limited to the Bridge Loan Agreement and the Restructuring Shareholders Agreement. Other matters not agreed herein  may be supplemented by a separate supplemental agreement.

11.6	Amendments

Any amendment to this Agreement shall only become effective upon written agreement signed by the parties.

11.7	Severability

If any term or covenant of this Agreement is held to be invalid or unenforceable in whole or in part under any applicable law, (to the extent of such invalidity or unenforceability only) such term or provision shall be excluded from this Agreement and all other terms and covenants of this Agreement shall continue and effect in full force. In such event, the parties shall use their best endeavours to enforce the letter and spirit of this Agreement, and shall substitute valid and performable terms or covenants which are as nearly as possible consistent with the spirit and purpose of such invalid or unperformable terms or covenants.

11.8	Related parties

This Agreement shall be binding upon the parties and their respective successors, and the benefit of this Agreement shall extend to them.

11.9	Waiver

No delay or failure by any party hereto to exercise any of its powers, rights or remedies hereunder shall be deemed to be a waiver thereof by such party, and any separate or partial exercise of any such power, right or remedy shall not preclude any other exercise. No waiver by either party of any provision of this Agreement shall be deemed to be a waiver of any other provision of this Agreement, nor shall such waiver be deemed to be a waiver of such provision with respect to any other event or circumstance (whether it’s a past, present or future occurrence). In addition, the remedies provided in this Agreement are available, and any remedy provided by laws shall not be precluded.

11.10	Assignment and succession

Neither party may assign its rights or obligations under this Agreement without the express written consent of the other parties. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

11.11	Original copy

The original of this Agreement is in sixteen (16) copies. One (1) copy of this Agreement shall be held jointly by the Company and the Founding Shareholders and the Employee Stock Ownership Platform, and one (1) copy shall be held by each shareholder of the investors. In the event of any inconsistency between this Agreement and the documents submitted for business registration, this Agreement shall prevail.

[Signature and stamp page starting on next page]

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Hangzhou Jialin Information Technology Co., Ltd.

(Official seal)

Signature of Legal Representative:

Founding Shareholder: Xiong Bin

Signature:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Zhejiang Free Trade Zone Plum Lide Venture Capital Partnership (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Jiaxing Yuanke Yihao Equity Investment Partnership (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Beijing Duoke Information Technology Co., Ltd.

(Official seal)

Signature of Legal Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Ningbo Free Trade Zone Yuke Investment Partnership (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Hangzhou New Potential Energy Equity Investment Partnership (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Qingdao Leton Industry Fusion Fund Investment Center (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Tianjin Ether Formula Enterprise Management Partnership (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Hangzhou Boson Equity Investment Partnership (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Nantong Maode Equity Investment Center (Limited Partnership)

(Official seal)

Signature of Authorised Signatory:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Guangzhou Black Hole Investment Co., Ltd.

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Beijing Yunfeng Xingnong Science and Technology Center (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Ningbo Plum Mingshi Investment Partnership (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Ningbo Meishan Bonded Port Area Plum Yangshi Investment Partnership (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

(There is no text on this page, and it is the signature page of Series B Capital Increase Subscription and Shareholders’ Agreement of Hangzhou Jialin Information Technology Co., Ltd.)

IN WITNESS WHEREOF, the parties have formally signed this Agreement on the date set out in the first page herein.

Chongqing Skysaga Boyuan Equity Investment Fund Partnership (Limited Partnership)

(Official seal)

Signature of Authorised Representative:

Annex I: List of Core Team Members

Serial number	Name	Position	ID number / Passport number
1	Xiong Bin	Chairman	[* * *]
2	Hu Changqing	COO	[* * *]
3	Li Pengfei	Head of Finance	[* * *]
4	Fan Chunhui	Purchasing Director	[* * *]
5	Chen Hao	Sales Director	[* * *]
6	Chen Huangwei	Logistics Director	[* * *]

Annex II: Equity Levels of Investors’ Shareholders and Capital Increase Costs

Name of shareholders	Shareholding level	Cost of capital increase (RMB 0,000)
Plum Mingshi	Angel Round Equity	500
Black Hole Investment	Series Pre-A Equity	800
Chongqing Skysaga	Series A Equity	786
Plum Yangshi	Series A Equity	100.8

Nantong Maode	Series A+ Equity	250

Ether Formula	Series A+ Equity	600

Hangzhou Boson	Series A+ Equity	500

Qingdao Leton	Series A+ Equity	562.14

Ningbo Yuke	Series A+ Equity	1,000
Hangzhou New Potential Energy	Series A+ Equity	100
Yuanke Yihao	Series A+ Equity	50 (only in respect of the equity in the Company acquired by them through conversion of borrowings into investment funds)
Plum Lide	Series B Equity	3,000
Yuanke Yihao	Series B Equity	1,000
Duoke Information	Series B Equity	4,000 (corresponding to 100% of equity in Beijing Dianqier Creative Interactive Media Culture Co., Ltd., and the value of such equity is deemed to be RMB40 million)

Annex III: Disclosure Letter

5.9 Company’s debts and guarantees

In accordance with the Loan Agreement entered into by the Company with Jiujiang Pohu New Town Investment and Construction Co., Ltd. (“Jiujiang Pohu”), Jiangxi Yuelin Technology Co., Ltd. (“Jiangxi Yuelin”) and Xiong Bin on 2 March 2021, Jiujiang Pohu provided Jiangxi Yuelin with a loan of RMB10 million (the “Loan”) from 2 March 2021 to 1 March 2022 for the daily operation and other needs of Jiangxi Yuelin, and Xiong Bin pledged his 43.03% equity in the Company (corresponding to the registered capital of RMB4,250,802) to Jiujiang Pohu as a guarantee and pursuant to the Pledge Contract signed between the Company and Jiujiang Pohu, the Company pledged 100% of its equity in Jiangxi Yuelin (with a registered capital of RMB20 million) to Jiujiang Pohu to guarantee the above Loan.